MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

FERNHILL CORP.

And

THE SELLERS IDENTIFIED HEREIN

For the Purchase and Sale of

QANDLESTICK, LLC, a New Jersey limited liability company

and related & affiliated subsidiaries

dated as of

November 15, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement"), dated as of November 15, 2021, is entered into between RYAN KUIKEN, ROBERT CASKRAN, MARC DEVAUX, PETER BORDES, and CLAY COWDERY (collectively hereinafter the "Seller") and FERNHILL CORP., a Nevada corporation ("Buyer").

RECITALS

WHEREAS, Mssrs. Kuiken and Caskran together own a majority of the issued and outstanding membership interests (the "Membership Interests"), in QANDLESTICK, LLC, a New Jersey limited liability company (the "Company" or “QNJ”) and its affiliated subsidiaries, QANDLESTICK, LLC a Delaware Limited Liability Company (“QDE”), and XSOR, LLC, a Delaware Limited Liability Company (“XSOR”), and Mr. Kuiken is the beneficial owner of MAINBLOQ LTD, an Isle of Man Limited Company (“MBIOM”)   QDE, MBIOM, and XSOR collectively hereinafter the “MB Subs”;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests and MB Subs, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Seller shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"Acquisition Proposal" has the meaning set forth in Section 5.05(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Ancillary Documents" means the Escrow Agreement, the Assignment, the Employment Agreements, and any other documents executed in conjunction with this Transaction.

"Assignment" has the meaning set forth in Section 2.03(b)(i).

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 3.18(a).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in the state of Nevada is authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Cap" has the meaning set forth in Section 8.04(a).

"Cash Portion" has the meaning set forth in Section 2.02.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 2.06.

"Closing Date" has the meaning set forth in Section 2.06.

"Closing Date Payment" has the meaning set forth in Section 2.03.

"Closing Working Capital" means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the recitals.

"Company Intellectual Property" means all Intellectual Property that is owned by the Company.

"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"Company IT Systems" means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covid-19 Action” means all reasonable actions taken or planned to be taken by the Company in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of Covid-19, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by Governmental Authorities or other Persons in response thereto.

“Covid-19 Measure” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, order, directive, guideline, pronouncement, or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or an industry group providing for business closures, in each case, in connection with or in response to Covid-19, including the CARES Act and the Families First Coronavirus Response Act or any disaster plan of the Company or any change in applicable laws related to, in connection with or in response to Covid-19.

"Current Assets" means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with generally accepted accounting principles (GAAP) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses  and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Earn Out" has the meaning set forth in Section 2.05.

“Employment Agreements” means the employment agreements to be entered into Post-Closing, between the Company and the individuals listed on Section 3.19(a) of the Disclosure Schedules.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Attributes" means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Equity Portion" has the meaning set forth in Section 2.02.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"Escrow Agent" means JDT Legal, PLLC.

"Escrow Agreement" means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, substantially in the form of Exhibit B.

"Financial Statements" has the meaning set forth in Section 3.06.

“Force Majeure Event” means any acts of God, earthquakes, floods, hurricanes, fires or other natural disasters or other weather-related events, or any national, international or regional calamity or government-ordered quarantine, shutdown or other material employee restrictions, or any disease outbreak, epidemic or pandemic; provided, however, that  an event involving any of the following shall not constitute a Force Majeure Event:  (i) events that are foreseeable or avoidable; (ii) events caused by the party seeking to claim the Force Majeure Event; (iii) inability or unwillingness to perform due to financial reasons; and (iv) changes in general economic conditions such as inflation or interest rates or other economic factors of general application.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Government Contracts" has the meaning set forth in Section 3.09(a)(viii)

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Indemnification Escrow Amount" means $150,000.

"Indemnification Escrow Fund" has the meaning set forth in Section 2.03(a)(ii)(A).

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Independent Accountant" has the meaning set forth in Section 6.01(c).

"Insurance Policies" has the meaning set forth in Section 3.14.

"Integration Period" has the meaning set forth in Section 5.02.

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

"Interim Balance Sheet" has the meaning set forth in Section 3.06.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.06.

"Interim Financial Statements" has the meaning set forth in Section 3.06.

"Knowledge of Seller or Seller's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of Ryan Kuiken, Robert Caskran, Marc Devaux, Peter Bordes, and Clay Cowdery, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.07.

"Licensed Intellectual Property" means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any Covid-19 Action or Covid-19 Measure; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Membership Interests" has the meaning set forth in the recitals.

"Multiemployer Plan" has the meaning set forth in Section 3.18(c).

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.10(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

"Platform Agreements" has the meaning set forth in Section 3.12(h).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Proportionate Share” means, with respect to each Seller, such Seller’s ownership percentage in the Company as of immediately prior to the Closing, as set forth on the signature page hereto.

"Purchase Price" has the meaning set forth in Section 2.02.

"Qualified Benefit Plan" has the meaning set forth in Section 3.18(c).

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Single Employer Plan" Has the meaning set forth in Section 3.18(c).

"Straddle Period" has the meaning set forth in Section 6.04.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Claim" has the meaning set forth in Section 6.05.

"Tax Return" means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Expenses" means all fees and expenses incurred by the Company or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

"Union" has the meaning set forth in Section 3.19(b).

ARTICLE II PURCHASE AND SALE

Section II.1Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section II.2Purchase Price. The aggregate purchase price for the Membership Interests shall be $15,000,000.00, consisting of $1,000,000 cash (the "Cash Portion"), $11,000,000 in Common Stock of Buyer (the "Equity Portion") (Cash Portion and Equity Portion collectively hereinafter the "Purchase Price") and $3,000,000 in an Earn Out (the “Earn Out”) as defined in Section 2.05.

Section II.3Transactions to be Effected at the Closing.

(a)At the Closing, Buyer shall:

(i)deliver to Seller:

(A)the Cash Portion, less the Indemnification Escrow Amount, as follows: (i) $25,000 cash; and (ii) a promissory note in the amount $825,000.00 (the “Note”), which Note shall be due and payable by wire transfer of immediately available funds upon the Buyer’s receipt of sufficient funding of its pending registered and private offerings or 12 months from Closing, whichever occurs first (the "Closing Date Payment"); and

(B)the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement; and

(ii)deliver to the Escrow Agent:

(A)the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the "Indemnification Escrow Fund") by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VI  and Article VIII; and

(B)the Escrow Agreement.

(b)At the Closing, Seller shall deliver to Buyer:

(i)an assignment of the Membership Interests to Buyer, in form and substance satisfactory to Buyer (the "Assignment"), duly executed by Seller; and

(ii)the other Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04Transactions to be Effected after the Integration Period.

(a)Upon the close of the Integration Period, as described in Section 5.02, Buyer shall cause the Equity Portion to be issued to Seller. The pricing per share of the Equity Portion shall be the 30-day VWAP of Buyer's common stock as of the Closing Date. The Equity Portion shall be distributed to the respective shareholders based upon their pro-rata ownership pursuant to Section 2.04 of the Disclosure Schedules.

Section II.5Earn Out

(a)After Closing, Seller shall be entitled to an Earn Out (the "Earn Out") which shall be payable as follows:

(i)Upon MainBloq.io attaining sales of at least $6,000,000 in 2022, Seller shall be entitled to $1,000,000, payable in cash or other immediately available funds.

(ii)Upon MainBloq.io attaining sales of at least $9,500,000 in 2023, Seller shall be entitled to $2,000,000, payable in cash or other immediately available funds.

(iii)If MainBloq.io attains between 80%-120% of the target for the fiscal year, the Earn Out amount shall be adjusted pro-rata. (ex: if 2022 sales are

$4.8 Million (80% of target), the Earn Out for such year will be adjusted to $800,000, equal to 80% of the Earn Out; if 2022 sales are $7.2 Million (120% of target), the Earn Out for such year will be adjusted to $1.2 Million, equal to 120% of the Earn Out). Seller shall not be entitled to an Earn Out for the given year if less than 80% of the target is attained in such year.  Adjustment to the Earn Out shall be capped at 120%.

(b)Each Earn Out payment shall be calculated by Buyer and communicated to Seller not later than (30) days after the end of the applicable fiscal year. Seller shall then have a thirty (30) day period to review such calculation and payment amount. If Seller does not agree with Buyer’s calculation or payment amount, Seller shall promptly notify Buyer of such disagreement.   In such event, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days of the date of such notice from Seller.    If Buyer and Seller fail to reach an agreement before the expiration of such thirty (30) day period, then any amounts remaining in dispute shall be promptly submitted to an independent accounting firm for resolution in accordance with the procedures set forth in this Section.  The determination by the independent accounting firm for the applicable Earn Out period shall be final, binding, conclusive and non-appealable for all purposes hereunder. Each Earn Out payment shall be paid no later than ten (10) Business Days following the date Buyer and Seller agree upon the amount of such payment or resolution is otherwise reached.

(c)If a Force Majeure Event is declared by Seller during any portion of any Earn Out period, the applicable Earn Out payment calculations will be paused during such Force Majeure Event such that the applicable calculations will reflect the amount of the applicable Earn Out period prior to and after such Force Majeure Event. For example, if a Force Majeure Event is declared by Seller for a six-month period during the second Earn Out period, the second Earn Out target will not be adjusted, but the measurement period for calculating the second Earn Out payment will be extended by six months and any earnings during such Force Majeure Event will not be included in the calculations for such second Earn Out payment.

(d)In order to ensure that Sellers are afforded a full opportunity to receive the Earn Out payments, during the Earn Out periods, Buyer and its Affiliates shall (i) use commercially reasonable efforts to maximize the sales of the MainBloq.io, (ii) maintain separate accounting books and records for MainBloq.io, (iii) operate the Company and MainBloq.io in a manner not designed to reduce or eliminate the amount of the Earn Out payments, (iv) provide services and support to customers and clients of the MainBloq.io on terms, provisions, pricing, timeliness and quality of service comparable to and consistent with that provided to customers of Buyer generally, and (v) not divert sales generation efforts with clients and customers of MainBloq.io away from MainBloq.io and its sales channels in a manner which reduces or eliminates the Earn Out payments.

Section II.6Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests and MB Subs contemplated hereby shall take place at a closing (the "Closing") to be held at 12:00 PM, Nevada time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of JDT Legal, PLLC, or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

Section II.7Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section III.1Organization and Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section III.2Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of New Jersey and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except to the extent any such failure to so qualify would not have a Material Adverse Effect. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing.

Section III.3Capitalization.

(a)Mssrs. Kuiken and Caskran are the record owners of and have good and valid title to the Membership Interests and, indirectly through the Company, the MB Subs, free and clear of all Encumbrances, provided, however, MBIOM is owned by Prism Nominees Limited, as nominee and trustee for Ryan Kuiken. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances. Schedule 3.03(a) of the Disclosure Schedules sets forth the organizational chart of the Company and the MB Subs immediately prior to the Closing.

(b)The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04Assets and Subsidiaries.  The transfer of the Membership Interests and interests in MBIOM to Buyer will result in Buyer owning all of the shares or membership interest of the Company, which includes all operating businesses, subsidiaries and minority interests in other companies (ie: the MB Subs), software, code, and the like and shall include but not be limited to anything listed on the attached Exhibit A, and: (i) all right, title and exclusive interest to all patents, trademarks, trade names, technical processes, know-how or other intellectual property associated with the business of the Company, whether registered or not and shall include all ownership and profit sharing interests in Argentium Digital Asset Management Limited; (ii) all tangible and intangible property related to the business of the Company including customer lists, records, goodwill and other intangible assets; (iii) all contracts for purchases from suppliers or deliveries, to customers of the Company; (iv) all domain names, content, code and any resources hosted under IBM and AWS and any other hosting, cloud services or marketplace accounts operated by the Company and websites used by for the Company; (v) all website traffic, analytics software and accounts, graphics, content, databases, forms, internal search engines, advertising on or relating to the websites, data, programming code, user and customer lists, consumer data and all other information and property as it pertains to the websites or the operation thereof, including, but not limited to, all social media accounts, including, but, not limited to, Facebook, Twitter, Pinterest, Google Plus, YouTube, etc., comparison shopping accounts, Google AdWords accounts, Google Merchant Center accounts, Webmaster Tools accounts, Google Analytics accounts, Bing AdCenter accounts, Slack Channels, Medium Accounts, Github account/s, and any other similar accounts, services or websites used by the Company (and all users/fans/followers thereof), blogs, email accounts, servers, host accounts, applications, software and platforms used by the websites or its blog(s), such as Slack, Discord, Telegram and HubSpot, and any other accounts, tools, extensions, APIs, EDIs or third party relationships or software used by the Company to operate, or that has been collected or used during the operation of, the websites; (vi) all third party relationships, contracts and arrangements with vendors, suppliers, customers, companies, persons or any other relationships having any effect whatsoever on the operation or business of the Company; (vii) all inventory, machinery, furniture, fixtures, equipment, tools, dies, molds or any other equipment of any kind used to create products for the Company, including but not in any way limited to, etching machines, computers, monitors, wiring, racking, tables, packaging, shipping materials, etc.;  and (viii) any other assets of any nature whatsoever that are related to or used in connection with the business of the Company and its goodwill.

Section III.5No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section III.6Financial Statements. Complete copies of the Company's financial statements consisting of the balance sheet of the Company as at October 31, 2021, December 31, 2020 and December 31, 2019 in each of the years 2020 and 2019 and the related statements of profit and loss for the periods then ended the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of October 31, 2021 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date." The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section III.7Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section III.8Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)amendment of the Organizational Documents of the Company;

(c)split, combination or reclassification of any membership interests in the Company;

(d)issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company's outstanding membership interests;

(f)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)entry into any Contract that would constitute a Material Contract;

(i)incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)any capital investment in, or any loan to, any other Person;

(o)acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)any material capital expenditures;

(q)imposition of any Encumbrance upon any of the Company's properties or assets, tangible or intangible;

(r)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(s)hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(v)entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $20,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(z)action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section III.9Material Contracts.

(a)Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being "Material Contracts"):

(i)each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days' notice;

(ii)all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days' notice;

(vii)except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)all Contracts with any Governmental Authority to which the Company is a party ("Government Contracts");

(ix)all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii)all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10[Reserved].

(a)

Section III.11Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section III.12Intellectual Property.

(a)Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status  (ii) all unregistered Trademarks included in the Company Intellectual Property;  (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company's business as currently conducted and as proposed to be conducted.

(b)Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company's ownership or use of Intellectual Property.  Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted and as proposed to be conducted,  in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property.  Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company's ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f)The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company's business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, "Platform Agreements"). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)All Company IT Systems are in good working condition and are sufficient for the operation of the Company's business as currently conducted. In the past 12 months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. In the past 12 months, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Seller's Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section III.13Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section III.14Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance

Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section III.15Legal Proceedings; Governmental Orders.

(a)There are no Actions pending or, to Seller's Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section III.16Compliance With Laws; Permits.

(a)The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedules.

Section 3.17[Reserved].

Section III.18Employee Benefit Matters.

(a)Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b)With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan's continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a "Single Employer Plan") in which employees of the Company or any ERISA Affiliate participate or have participated has an "accumulated funding deficiency", whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWAs).

(e)With respect to each Benefit Plan (i) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); and (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(f)Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the

Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(h)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(i)Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section III.19Employment Matters.

(a)Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been any Union representing or purporting to represent any employee of the Company, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in compliance with and has complied with all immigration laws, including From I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section III.20Taxes.

(a)All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)The amount of the Company's Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)Section 3.20(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g)All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)Seller has delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2019.

(j)There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m)The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)Effective on the date of formation, the Company made a valid and timely election to be treated as a limited liability company for US federal income tax purposes and has been so treated in all Tax years since the date of formation. The Company has never made an election to be treated as an S-corporation for US federal, state, local or foreign tax purposes.

(o)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)a prepaid amount received on or before the Closing Date;

(iv)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)any election under Section 108(i) of the Code.

(p)Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(r)The Company is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section III.21Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section III.22Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section III.23Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section IV.1Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section IV.2No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section IV.3Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section IV.4Sufficiency of Funds. Buyer has, and will have at Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price as described in Section 2.03(a)(i)(A) and consummate the transactions contemplated by this Agreement.   Buyer will have sufficient available funds to pay the Earn Out payments to Seller after the Closing in accordance with the terms of this Agreement, to the extent applicable.   Buyer presently has no knowledge of any fact or circumstance that would materially impede its ability to pay the Earn Out payments if and as required herein.

Section IV.5Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06Investigation by Buyer.  Buyer is an informed and sophisticated participant in the transactions contemplated herein and has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and the MB Subs and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Company for this purpose.  Except as and only to the extent expressly set forth herein with respect to the representations and warranties expressly contained in this Agreement and subject to the applicable limitations and restrictions contained in this Agreement, in entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that it is not relying on any other representation or warranty made by Seller or any of its Affiliates, agents or representatives, either express or implied, as to the Company, the MB Subs or the Membership Interests, or the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, agents or representatives in connection with this Agreement, including the information contained in any confidential memorandum or the like furnished to Buyer and its representatives on behalf of the Company (including any estimates, predictions, projections or forecasts, or any budgets contained therein) or otherwise made available by Seller or its representatives to Buyer or its representatives concerning future revenues, expenses, expenditures or results of operations of the Company or MainBloq.io.  Buyer is not aware of any inaccuracy or misstatements in, or breach of, any representation or warranty of Seller contained in this Agreement or in any related agreement or document.

Section 4.07Investment Intent.   Buyer is acquiring the Membership Interests for its own account and not with a view to the distribution thereof. Buyer will not sell, transfer, assign, pledge or hypothecate any of the Membership Interests except in compliance with any federal and applicable state securities Laws or an exemption therefrom.

ARTICLE V COVENANTS

Section V.1Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), and except as required by any Law (including any Covid-19 Measures), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)cause the Company to preserve and maintain all of its Permits;

(b)cause the Company to pay its debts, Taxes and other obligations when due;

(c)cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)cause the Company to maintain its books and records in accordance with past practice;

(h)cause the Company to comply in all material respects with all applicable Laws; and

(i)cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.08 to occur.

Section 5.02Integration Period

(a)From the Closing Date and for a period of up to 45 days thereafter, the Company shall provide to Buyer and its employees and professional advisors, dedicated support, training, and all documented or undocumented standard operating procedures to facilitate a clean and seamless integration of the Company (the "Integration Period").  The Integration Period shall cover all related items of the Company, including all business operations and assets as well as all code, software and applications the Company uses as outlined in the Disclosure Schedules.

Section 5.03Election of Board Member by Seller.  Upon consummation of the Transaction, Buyer shall cause the necessary documentation to be executed to appoint (i) Peter Bordes as a member of Buyer’s Board of Directors;  and (ii) Ryan Kuiken as a Board Observer. Additionally, Peter Bordes and Ryan Kuiken (or their designees) shall have the right to be on the Board of Directors of the Company throughout the Earn Out periods. This Section 5.03 shall survive the Closing.

Section V.4Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

Section V.5No Solicitation of Other Bids.

(a)From the effective date hereof through November 15, 2021, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)In addition to the other obligations under this Section 5.05, Seller shall promptly (and in any event within 3 Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Seller agrees that the rights and remedies for noncompliance with this Section 5.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section V.6Notice of Certain Events.

(a)From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)Buyer's receipt of information pursuant to this Section 5.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section V.7Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section V.8Governmental Approvals and Consents.

(a)Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)  Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c)Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section V.9Books and Records.

(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of 2 years after the Closing, Buyer shall:

(i)upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of 2 years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section V.10Closing Conditions From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section V.11Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section V.12Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI TAX MATTERS

Section VI.1Tax Covenants.

(a)Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by an impartial nationally recognized firm of independent certified public accountants other than Seller's Accountants or Buyer's Accountants (the "Independent Accountant")

and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section VI.2Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section VI.3Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, provided, however, that any indemnification pursuant to this Section 6.03 shall be limited to an amount equal to the Purchase Price.  Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section VI.4Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section VI.5Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section VI.6Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section VI.7Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Seller  severally, in accordance with each Seller’s Pro Rata Proportionate Share.

Section VI.9Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section VI.10Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII CONDITIONS TO CLOSING

Section VII.1Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section VII.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.22, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)Seller shall have duly executed and delivered the Assignment to Buyer (provided, however, that the Assignment related to MBIOM may be provided on a post-Closing basis, as promptly as possible following the Closing).

(g)The other Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(i)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(k)Buyer shall have received the name of the individual elected to serve on the Board of Directors of Buyer pursuant to Section 5.03.

(l)Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(m)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section VII.3Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e)The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(f)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i)Buyer shall have delivered the relevant portion of the Purchase Price as described in Section 2.03.

(j)Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount.

(k)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII INDEMNIFICATION

Section VIII.1Survival. Subject to the limitations and other provisions of this Agreement, the covenants, representations and warranties contained herein (other than any covenants, representations or warranties contained in Section 3.20 or Article VI which are subject to ARTICLE VI) and the indemnification obligations of the parties with respect thereto, shall survive the Closing and shall remain in full force and effect until the date that is 6 months from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the foregoing survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section VIII.2Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI).

Section VIII.3Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section VIII.4Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $150,000 (the "Basket"), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.   In addition, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the Indemnification Escrow Amount (the "Cap").

(b)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03,  Section 3.22, Section 4.01 and Section 4.03; provided however that indemnification for any of such Losses shall be limited to an amount equal to the Purchase Price.

(d)For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section VIII.5Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party."

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section VIII.6Payments; Indemnification Escrow Fund.

(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 20 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 20 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, but in any event subject to the limitation set forth in Sections 8.04(a) and 8.04(c), severally from Seller in accordance with each Seller’s Pro Rata Proportionate Share.

Section VIII.7Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section VIII.8Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section VIII.9Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX TERMINATION

Section IX.1Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Seller; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section IX.2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this ARTICLE IX and Section 5.07 and ARTICLE X hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X MISCELLANEOUS

Section X.1Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section X.2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	________________________________ ________________________________ Email: ryan@mainbloq.io Attention: Ryan Kuiken
with a copy to:	Prime Legal Freelance, LLC Email: jennifersettles@primelegalfreelance.com Attention: Jennifer M. Settles, Esq.

If to Buyer:	FERNHIIL CORP. 3773 Howard Hughes Pkwy Suite 500s Las Vegas, NV 89169 Email: marc@fernhillcorp.com Attention: Marc Lasky, President
with a copy to:	JDT LEGAL, PLLC 897 Baxter Drive South Jordan, UT 84095 Email: jeff@jdt-legal.com Attention: Jeff Turner, Esq.

Section X.3Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section X.4Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section X.5Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section X.6Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section X.7Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section X.8No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section X.9Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section X.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE CITY OF LAS VEGAS AND COUNTY OF CLARK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH

SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section X.11Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section X.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

By_____________________

   Ryan Kuiken, a 50% Owner

By_____________________

   Robert Caskran, a 50% Owner

By_____________________

  Marc Devaux, Chief Technology Officer, on behalf of the Company

By_____________________

  Peter Bordes, Board Member, on behalf of the Company

By_____________________

  Clay Cowdery, Chief Operating Officer, on behalf of the Company

BUYER FERNHILL CORP.
By_____________________ Name: Marc Lasky Title: President